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                                                                    EXHIBIT 11.1


            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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
NET INCOME PER SHARE WAS                                   Three Months Ended   Three Months Ended
CALCULATED AS FOLLOWS:                                       March 31, 1998       March 31, 1997
                                                           ------------------   ------------------
Basic:

Weighted average common shares outstanding                       5,115,777            2,985,537
                                                              ============         ============
Diluted:

Weighted average common shares outstanding                       5,115,777            2,985,537

Incremental shares under stock options computed
  under the treasury stock method using the
  market price of the issuer's common stock at
  the end of the period if higher than the
  average market price                                                  --              465,820
                                                              ------------         ------------
Weighted average common and common
   equivalent shares outstanding                                 5,115,777            3,451,357
                                                              ============         ============

Income (Loss) amounts
  Net income (loss)                                           $ (1,361,568)        $     47,140
                                                              ============         ============

Income (Loss) per share of common stock:
  Basic                                                       $      (0.27)        $       0.02
  Diluted                                                     $      (0.27)        $       0.01

Shares used in the per share calculation:
   Basic                                                         5,115,777            2,985,537
  Weighted average common shares outstanding                     5,115,777            3,451,357
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